UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2011 (August 9, 2011)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 9, 2011, R.E. Gas Development, LLC (“RE Gas”), a wholly-owned subsidiary of Rex Energy Corporation (the “Company”), entered into a Natural Gas Sales Agreement (the “Sales Agreement”) with BP Energy Company (“BP Energy”). Pursuant to the terms of the Sales Agreement, RE Gas will supply natural gas to BP Energy at certain delivery points in Pennsylvania.

The term of the Sales Agreement will end upon the earlier of (i) the termination of a service agreement, dated June 23, 2009, between BP Energy and Dominion Transmission, Inc., or (ii) October 31, 2022, unless earlier terminated under certain conditions specified in the Sales Agreement. During the term of the Sales Agreement, RE Gas is obligated to provide to BP Energy, and BP Energy is obligated to purchase from RE Gas, a minimum monthly volume of natural gas equivalent to 17,500 million British thermal units (MMBtu) of natural gas per day from March 1, 2012 to December 31, 2012 and 59,500 MMBtu per day after January 1, 2013. The price for such quantities of natural gas is determined (i) for certain baseload quantities, by reference to the Dominion Transmission Inc. — Appalachia index price published in Platt’s Inside FERC Gas Market Report for the month of delivery, and (ii) for amounts in excess of the baseload quantities, by reference to the midpoint Dominion, South Point index price published each day in Platt’s Gas Daily, in each case less certain marketing fees and reservation charges. The Sales Agreement also contains other customary terms and provisions, including provisions regarding indemnification and force majeure.

In connection with the entry of RE Gas into the Sales Agreement, the Company concurrently entered into a Guaranty Agreement in favor of BP Energy (the “Guaranty Agreement”). Pursuant to the terms of the Guaranty Agreement, the Company has guaranteed the payment obligations of RE Gas under the Sales Agreement, up to a maximum of $50.0 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: August 15, 2011	By:	/s/ Jennifer L. McDonough
		Name:	Jennifer L. McDonough
		Title:	Vice President, General Counsel and Corporate Secretary